Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205363 and No. 333-257350) of CB Financial Services, Inc. and Subsidiary of our report dated March 17, 2021, relating to the consolidated financial statements as of and for the year ended December 31, 2020, which appears in the annual report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP
Pittsburgh, Pennsylvania
March 11, 2022